Exhibit 99.2

NEWS
Keith Siegner
Vice President, Investor Relations, Corporate Strategy and Treasurer

YUM! BRANDS, INC. ANNOUNCES PRICING OF NOTES OFFERING

LOUISVILLE, KY — June 12, 2017 — Yum! Brands, Inc. (NYSE: YUM) (the “Company”) today announced that its subsidiaries KFC Holding Co., Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-issuers (together, the “Issuers”) have priced their previously announced notes offering and have agreed to issue and sell $750 million aggregate principal amount of 4.75% Senior Notes due 2027 (the “Notes”). The aggregate principal amount of Notes to be issued in the offering was increased to $750 million from the previously announced $500 million. The Notes will be sold to investors at par.

The Notes will be unsecured and will be guaranteed on a senior unsecured basis by the Company and the Company’s domestic subsidiaries that guarantee the Issuers’ outstanding $2.1 billion senior unsecured notes and the Issuers’ senior secured credit facility.  Net proceeds from the offering of the Notes will be used to pay the fees and expenses of the offering and to repay outstanding amounts under the Issuers’ revolving credit facility. The remainder of the net proceeds will be used to make a cash distribution to the Company to fund share repurchases, dividends and/or repayment of indebtedness.  The closing of the Notes offering is scheduled to occur on June 15, 2017, subject to customary closing conditions.

The Notes have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from such registration requirements.  Accordingly, the Notes will be offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Analysts are invited to contact:

Keith Siegner, Vice President, Investor Relations, Corporate Strategy and Treasurer at 888/298-6986

Kelly Knybel, Director, Investor Relations at 888/298-6986

Members of the media are invited to contact:

Virginia Ferguson, Director, Public Relations, at 502/874-8200